CFA INSTITUTE
Code of Ethics and Standards of Professional Conduct

PREAMBLE

The CFA Institute Code of Ethics and Standards of Professional Conduct (Code and Standards) are fundamental to the values of CFA Institute and essential to achieving its mission to lead the investment profession globally by setting high standards of education, integrity, and professional excellence.  High ethical standards are critical to maintaining the public's trust in financial markets and in the investment profession.  Since their creation in the 1960s, the Code and Standards have promoted the integrity of CFA Institute members and served as a model for measuring the ethics of investment professionals globally, regardless of job function, cultural differences, or local laws and regulations.  All CFA Institute members (including holders of the Chartered Financial Analyst® (CFA®) designation) and CFA candidates must abide by the Code and Standards and are encouraged to notify their employer of this responsibility.  Violations may result in disciplinary sanctions by CFA Institute.  Sanctions can include revocation of membership, candidacy in the CFA Program, and the right to use the CFA designation.

THE CODE OF ETHICS

Members of CFA Institute (including Chartered Financial Analyst ® [CFA®] charterholders) and candidates for the CFA designation ("Members and Candidates") must:
●
Act with integrity, competence, diligence, respect, and in an ethical manner with the public, clients, prospective clients, employers, employees, colleagues in the investment profession, and other participants in the global capital markets.

●	Place the integrity of the investment profession and the interests of clients above their own personal interests.
●
Use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, taking investment actions, and engaging in other professional activities.

●	Practice and encourage others to practice in a professional and ethical manner that will reflect credit on themselves and the profession.
●	Promote the integrity of, and uphold the rules governing, capital markets.
●	Maintain and improve their professional competence and strive to maintain and improve the competence of other investment professionals.

STANDARDS OF PROFESSIONAL CONDUCT

I.           PROFESSIONALISM

A.           Knowledge of the Law. Members and Candidates must understand and comply with all applicable laws, rules, and regulations (including the CFA Institute Code of Ethics and Standards of Professional Conduct) of any government, regulatory organization, licensing agency, or professional association governing their professional activities. In the event of conflict, Members and Candidates must comply with the more strict law, rule, or regulation. Members and Candidates must not knowingly participate or assist in and must dissociate from any violation of such laws, rules, or regulations.

B.           Independence and Objectivity. Members and Candidates must use reasonable care and judgment to achieve and maintain independence and objectivity in their professional activities. Members and Candidates must not offer, solicit, or accept any gift, benefit, compensation, or consideration that reasonably could be expected to compromise their own or another's independence and objectivity.

C.           Misrepresentation. Members and Candidates must not knowingly make any misrepresentations relating to investment analysis, recommendations, actions, or other professional activities.

D.           Misconduct.  Members and Candidates must not engage in any professional conduct involving dishonesty, fraud, or deceit or commit any act that reflects adversely on their professional reputation, integrity, or competence.

II.           INTEGRITY OF CAPITAL MARKETS

A.           Material Nonpublic Information.  Members and Candidates who possess material nonpublic information that could affect the value of an investment must not act or cause others to act on the information.

B.           Market Manipulation.  Members and Candidates must not engage in practices that distort prices or artificially inflate trading volume with the intent to mislead market participants.

III.           DUTIES TO CLIENTS

A.           Loyalty, Prudence, and Care.  Members and Candidates have a duty of loyalty to their clients and must act with reasonable care and exercise prudent judgment.  Members and Candidates must act for the benefit of their clients and place their clients’ interests before their employer’s or their own interests.  In relationships with clients, Members and Candidates must determine applicable fiduciary duty and must comply with such duty to persons and interests to whom it is owed.

B.           Fair Dealing.  Members and Candidates must deal fairly and objectively with all clients when providing investment analysis, making investment recommendations, taking investment action, or engaging in other professional activities.

C.           Suitability.
1.  When Members and Candidates are in an advisory relationship with a client, they must:

a.
Make a reasonable inquiry into a client’s perspective client’s investment experience, risk and return objectives, and financial constraints prior to making any investment recommendation or taking investment action and must reassess and update this information regularly.

b.
Determine that an investment is suitable to the client’s financial situation and consistent with the client’s written objectives, mandates, and constraints before making an investment recommendation or taking investment action.

c.	Judge the suitability of investments in the context of the client’s total portfolio.

2.  When Members and Candidates are responsible for managing a portfolio to a specific mandate, strategy, or style, they must only make investment recommendations or take investment actions that are consistent with the stated objectives and constraints of the portfolio.

D.           Performance Presentation.  When communicating investment performance information, Members or Candidates must make reasonable efforts to ensure that it is fair, accurate, and complete.

E.           Preservation of Confidentiality.  Members and Candidates must keep information about current, former, and prospective clients confidential unless:
1.  The information concerns legal activities on the part of the client or prospective client.
2.  Disclosure is required by law.
3.  The client or prospective client permits disclosure of the information.

IV.           DUTIES TO EMPLOYEES

A.           Loyalty.  In matters related to their employment, Members and Candidates must act for the benefit of their employer and not deprive their employer of the advantage of their skills and abilities, divulge confidential information, or otherwise cause harm to their employer.

B.           Additional Compensation Arrangements.  Members and Candidates must not accept gifts, benefits, compensation, or consideration that competes with, or might reasonably be expected to create a conflict of interest with, their employer’s interest unless they obtain written consent from all parties involved.

C.           Responsibilities of Supervisors.  Members and Candidates must make reasonable efforts to detect and prevent violations of applicable laws, rules, regulations, and the Code and Standards by anyone subject to their supervision or authority.

V.           INVESTMENT ANALYSIS, RECOMMENDATIONS, AND ACTION

A.           Diligence and Reasonable Basis.  Members and Candidates must:
1.  Exercise diligence, independence, and thoroughness in analyzing investments, making investment recommendations, and taking investment actions.
2.  Have a reasonable and adequate basis, supported by appropriate research and investigation, for any investment analysis, recommendation, or action.

B.           Communication with Clients and Prospective Clients.  Members and Candidates must:
1.  Disclose to clients and prospective clients the basic format and general principles of the investment process used to analyze investments, select securities, and construct portfolios and must promptly disclose any changes that might materially affect those processes.
2.  Use reasonable judgment in identifying which factors are important to their investment analyses, recommendations, or actions and include those factors in communications with clients and prospective clients.
3.  Distinguish between fact and opinion in the presentation of investment analysis and recommendations.

C.           Record Retention.  Members and Candidates must develop and maintain appropriate records to support their investment analysis, recommendations, actions and other investment-related communications with clients and prospective clients.

VI.           CONFLICTS OF INTEREST

A.           Disclosure of Conflicts.  Members and Candidates must make full and fair disclosure of all matters that could reasonably be expected to impair their independence and objectivity or interfere with respective duties to their clients, prospective clients and employer.  Members and Candidates must ensure that such disclosures are prominent, are delivered in plain language, and communicate the relevant information effectively.

B.           Priority of Transactions.  Investment transactions for clients and employers must have priority over investment transactions in which a Member or Candidate is the beneficial owner.

C.           Referral Fees.  Members and Candidates must disclose to their employer, clients, and prospective clients, as appropriate, any compensation, consideration, or benefit received from, or paid to, others for the recommendation of products or services.

VII.	RESPONSIBILITIES AS A CFA INSTITUTE MEMBER OR CFA CANDIDATE

A.           Conduct as Members and Candidates in the CFA Program.  Members and Candidates must not engage in any conduct that compromises the reputation or integrity of CFA Institute or the CFA designation or the integrity, validity, or security of the CFA examinations.

B.           Reference to CFA Institute, the CFA designation, and the CFA Program.  When referring to CFA Institute, CFA Institute membership, the CFA designation, or candidacy in the CFA Program, Members and Candidates must not misrepresent or exaggerate the meaning or implications of membership in CFA Institute, holding the CFA designation, or candidacy in the CFA Program.

INTEGRITY ASSET MANAGEMENT, LLC
Code of Ethics Annual Certification for Access Persons

Certification of Compliance with the Code of Ethics: Under Integrity Asset Management, LLC's Code of Ethics, all Integrity employees are required to certify annually to the Integrity Compliance Department that:

i)           They have read and understand this Code of Ethics.
ii)           They have complied with all requirements of the Code of Ethics.
iii)	They have reported all transactions required to he reported under this Code of Ethics

You must respond to the following questions and then submit this form upon completion to the Compliance Department. If you have not received a copy of the Code of Ethics, please notify Compliance immediately.

Please read the following statements before you begin, then check the applicable boxes. When you have answered the questions, please submit this completed form to Compliance.

PART ONE: (Please circle the applicable answer.)

I herby certify and understand that I am an access person.	Yes No
I understand that an Access Person should consider himself/herself the beneficial owner of securities held by his/her spouse, his/her minor children, a relative who shares his/her house, or persons by reason of any contract, arrangement, understanding or relationship that provides him/her with sole or shared voting or investment power.

Yes No

PART TWO: (Please circle the applicable answer.)

I have read and I understand Integrity's Code of Ethics (“Code”), and I recognize that I am subject to the requirements of the Code.	Yes No
I have reported any outside business activities I am engaged in to the Compliance Department.	Yes No
I have reported to an Integrity Compliance Officer all de minimis gifts accepted from clients, vendors, participants, etc. on a Gift Reporting Form.	Yes No
I have notified the Compliance Department of any brokerage accounts I have, and I have reported all securities transactions required to be reported or have instructed my broker to provide duplicate transaction confirmations and statements to Compliance.

Yes No

I have obtained written pre-approval from a designated Compliance Officer for each of my securities trades. I have forwarded the original signed approval form to Compliance.	Yes No
I have reported all of my transactions/holdings to the Compliance Department.	Yes No

Please note any exceptions to the above statements.

Signature:      _____________________________                                                                                                                     Date/Time:______________
Print Name:   _____________________________